ASSIGNMENT AND ASSUMPTION

OF INVESTMENT SUB-ADVISORY AGREEMENT

This Assignment and Assumption of lnvestment Sub-Advisory Agreement is made as of December 4, 2025, by and between iM Global Partner Fund Management, LLC (the “Advisor”), Brown Brothers Harriman & Co. (“BBH”) through its separately identifiable department known as the “BBH Mutual Fund Advisory Department” (the “Old Sub-Advisor”) and Brown Brothers Harriman Credit Partners, LLC (“New Sub-Advisor”).

WHEREAS, the Advisor has been retained as the investment adviser to the iMGP Low Duration Income Fund (the “Fund”), a series of the Litman Gregory Funds Trust (the “Trust”), an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Advisor has been authorized by the Trust to retain one or more investment advisers (each a “sub-advisor”) to serve as portfolio managers for a specified portion of the Fund’s assets and the Trust and Advisor have a “manager of manager’s” exemptive order from the U.S. Securities and Exchange Commission (“SEC”) for the appointment of the Old Sub-Advisor without approval of the shareholders of the Fund;

WEREAS, the Trust and the Fund are third party beneficiaries of such arrangements to the extent required under applicable law;

WHEREAS, the Old Sub-Advisor is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and provides sub-advisory services to the Fund pursuant to that certain Investment Sub-Advisory Agreement dated as of June 1, 2021 between the Advisor and Old Sub-Advisor (the “Agreement”);

WHEREAS, the New Sub-Advisor was formed on July 24, 2025, and effective January 1, 2026, the New Sub-Advisor’s application for registration as an investment adviser under the Advisers Act will be granted by the SEC; at such time BBH commenced an internal corporate restructuring for the purposes of transferring BBH’s taxable fixed income and structured credit advisory business and related personnel and assets to the New Sub-Advisor (the “Restructuring”);

WHEREAS, as part of this Restructuring, BBH expects to assign, and New Sub-Advisor expects to assume, all of BBH’s taxable fixed income and structured credit advisory contracts, which includes the Agreement;

WHEREAS, in connection with the Restructuring, BBH plans to transfer the Agreement to the New Sub-Advisor on or about January 1, 2026 (the “Transfer”); and

WHEREAS, the Restructuring does not result in a change of control or management, and thus does not constitute an “assignment”, of the Agreement under the Investment Company Act.

NOW, THEREFORE, the parties hereto agree as follows:

1. Effective with the Transfer, the Agreement in effect between the Advisor and Old Sub-Advisor is hereby assumed in its entirety by the New Sub-Advisor.

2. The New Sub-Advisor agrees to perform and be bound by all of the terms of the Agreement and the obligations and duties of the Old Sub-Advisor thereunder.

3. The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption of Investment Sub-Advisory Agreement as of the date first set forth above.

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[SIGNATURE PAGE TO FOLLOW.]

BROWN BROTHERS HARRIMAN & CO.
through its separately identifiable
department known as
BBH Mutual Fund Advisory Department

By:
Name:	Christian Brunet
Title:	Partner

BROWN BROTHERS HARRIMAN CREDIT PARTNERS, LLC

By:
Name:	Daniel Greifenkamp
Title:	CEO

iM GLOBAL PARTNER FUND MANAGEMENT, LLC

By:
Name:	Jeffrey Seeley
Title:	CEO

LITMAN GREGORY FUNDS TRUST
on behalf of the iMGP Low
Duration Income Fund, as a
third party beneficiary

By:
Name :	John Coughlan
Title:	Treasurer